Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Medora Corp. (A Development Stage Company)
Kingston, Jamaica, West Indies

We consent to the inclusion in the Registration Statement on Form S-1/A-2 of Medora Corp., of our report dated September 2, 2010, relating to the audit of the balance sheet of Medora Corp. as of July 31, 2010 and the related statements of expenses, stockholders' equity and cash flows for the period from May 6, 2010 (inception) to July 31, 2010. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
December 8, 2010